The Investment Company of America
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9200
Fax (213) 486 9455

For period ending 12/31/08
File number 811 – 00116

77C.              Matters submitted to a vote of security holders.

a)           Annual meeting of shareholders – August 7, 2008

(1)           Directors elected:

Director	Votes For	Votes Withheld

Louise H. Bryson	1,802,002,907	30,173,448
Mary Anne Dolan	1,802,114,486	30,061,869
Martin Fenton	1,800,929,104	31,247,251
Leonard R. Fuller	1,801,992,346	30,184,009
Claudio X. Gonzalez Laporte	1,784,307,634	47,868,721
L. Daniel Jorndt	1,802,322,383	29,853,972
James B. Lovelace	1,802,408,961	29,767,394
John G. McDonald	1,800,019,188	32,157,167
Bailey Morris-Eck	1,802,038,596	30,137,759
Richard G. Newman	1,800,748,045	31,428,310
Donald D. O’Neal	1,802,445,377	29,730,978
Olin C. Robison	1,800,727,093	31,449,262
R. Michael Shanahan	1,802,063,414	30,112,941